Exhibit 99.1

Infinity Natural Resources, Inc. Announces Full Exercise and Closing of Over-allotment Option

February 6, 2025

Morgantown, West Virginia—(BUSINESS WIRE)—Infinity Natural Resources, Inc. (“Infinity”) (NYSE: INR) announced today that the underwriters of its previously announced initial public offering (“IPO”) of 13,250,000 shares of its Class A common stock have fully exercised their option to purchase an additional 1,987,500 shares of Class A common stock at the IPO price of $20.00 per share, less underwriting discounts and commissions, resulting in net proceeds of $37,365,000 to Infinity. The exercise of the underwriters’ option closed on February 6, 2025.

Citigroup, Raymond James and RBC Capital Markets are acting as joint book-running managers for the offering. BofA Securities, Capital One Securities and Truist Securities are also acting as joint book-running managers. KeyBanc Capital Markets and Stephens Inc. are acting as senior co-managers. Comerica Securities, Fifth Third Securities, First Citizens Capital Securities and BTIG are acting as co-managers. BOK Financial Securities, Inc. and Zions Capital Markets are acting as junior co-managers. The offering of these securities is being made only by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. When available, a copy of the final prospectus may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at 800-831-9146; Raymond James & Associates, Inc., Attention: Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, by telephone at 800-248-8863 or by email at prospectus@raymondjames.com; or RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, New York 10281, by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com.

Important Information

A registration statement on Form S-1 relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

About Infinity

Infinity (NYSE: INR) is a growth oriented, free cash flow generating, independent energy company focused on the acquisition, development, and production of hydrocarbons in the Appalachian Basin. Our operations are focused on the volatile oil window of the Utica Shale in eastern Ohio as well as our stacked dry gas assets in both the Marcellus and Utica Shales in southwestern Pennsylvania.

Contacts

Infinity Natural Resources, Inc.

Gregory Pipkin Jr.

Vice President of Corporate Development and Strategy

ir@infinitynr.com

SOURCE: Infinity Natural Resources, Inc.